Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Contact:
B. Caroline Beasley, Chief Financial Officer	Stewart Lewack, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000 or email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS

2005 FIRST QUARTER RESULTS

NAPLES, Florida, May 2, 2005 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month period ended March 31, 2005 in line with previously issued guidance on April 14, 2005.

For the three months ended March 31, 2005, consolidated net revenue increased 10% to $28.6 million from $26.1 million in the same period of 2004. Operating income for the period decreased 12% to $4.1 million from $4.7 million in the first quarter of 2004, while Station Operating Income (SOI) fell 7% to $6.6 million in the first quarter of 2005 from $7.1 million in the year-ago period. Operating results reflect a 16% increase in station operating expenses, which includes approximately $1.4 million of non-recurring employee separation costs, as well as higher programming and promotional expenses. Station operating expenses consist of cost of services (excluding depreciation and amortization) and selling, general and administrative expenses.

Net income for the period ended March 31, 2005 rose to $1.6 million, or $0.7 per diluted share, from $0.2 million, or $0.01 per diluted share, in the comparable year-ago period. Net income for the 2004 period reflects a $2.4 million loss on extinguishment of long-term debt. Per share results for the first quarters of 2005 and 2004 are based on 24,551,108 and 24,773,845 shares outstanding on a fully diluted basis, respectively.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “As noted in our preview of first quarter results, consolidated net revenue growth during the first quarter was consistently strong in each month of the period. The increase reflects improved performances at seven of our ten market clusters, including continued gains at our Philadelphia, Las Vegas and Ft. Myers clusters. Excluding the non-recurring employee separation cost, station operating expenses increased approximately 9%, reflecting our continued investment in station programming and promotions, which we believe makes our clusters more competitive.”

-more-

Beasley Broadcast Group, 5/2/05	page 2 of 5

“We also continued to invest in HD Radio™ technology during the period. By the end of 2005, we expect to have at least 50 percent of our stations broadcasting with this technology. We believe HD Radio’s higher fidelity, its ability to multi-cast several programs at once, and its ability to provide listeners with a richer entertainment experience through music, traffic or weather data will provide an attractive return on this investment in the years to come.”

Second Quarter Guidance

For the three-month period ending June 30, 2005, the Company anticipates reporting a net revenue increase of up to 5% over year-ago levels, reflecting continued strength at its Philadelphia market cluster. This guidance is based on the economic and market conditions as of May 2, 2005, and assumes no material changes in economic conditions or other major world events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, May 2, 2005, at 10:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973-409-9261; please call five minutes in advance to ensure that you are connected prior to the presentation. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site (www.bbgi.com) or for 24 hours via telephone at 973/341-3080 (reservation #5957910).

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States.

Definitions

Same-station results compare stations operated by our company at March 31, 2005 to those same-stations operated by our company at March 31, 2004. Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as costs of services (excluding depreciation and amortization) and selling, general and administrative expenses.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles. We use these non-GAAP financial measures for internal budgeting purposes and to evaluate the performance of our radio stations. Management uses SOI to evaluate the operating performance of our radio stations because SOI enables management to measure the performance of our radio stations before non-cash expenses for depreciation and amortization and general and administrative costs and expenses related to our corporate and capital structure. Management also uses SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes recurring non-cash and corporate-level costs and expenses, which may also be material to an assessment of the Company’s overall operating

-more-

Beasley Broadcast Group, 5/2/05	page 3 of 5

performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in our periodic reports filed with the SEC.

While the Company recognizes that because SOI is not calculated in accordance with U.S. generally accepted accounting principles, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows management and investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our large-market radio stations, the Company’s substantial debt levels, and changes in the radio broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after May 2, 2005. All information in this release is as of May 2, 2005, and the Company undertakes no obligation to update the information contained herein to actual results or changes to the Company’s expectations.

-tables follow-

Beasley Broadcast Group, 5/2/05	page 4 of 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2005	2004
Net revenue	$28,636,183	$26,068,618

Costs and expenses:
Cost of services (excluding depreciation and amortization)	9,849,947	8,923,760
Selling, general and administrative	12,174,373	10,039,239
Corporate general and administrative	1,632,218	1,562,610
Depreciation and amortization	846,588	822,826

Total costs and expenses	24,503,126	21,348,435
Operating income	4,133,057	4,720,183

Interest expense	(1,758,895)	(1,964,500)
Loss on extinguishment of long-term debt (1)	—	(2,418,781)
Gain on increase in fair value of derivative financial instruments	—	39,113
Interest income	124,654	88,856
Other non-operating income (expense)	200,289	(60,070)

Income before income taxes	2,699,105	404,801

Income tax expense	1,071,545	161,920

Net income	$1,627,560	$242,881

Basic and diluted net income per share	$0.07	$0.01

Basic common shares outstanding	24,234,975	24,275,700

Diluted common shares outstanding	24,551,108	24,773,845

(1)	In the 2004 first quarter, Beasley incurred a loss on extinguishment of debt of $2.4 million to write-off debt issuance costs related to the old credit facility and certain fees related to establish a new credit facility.

-tables follow-

Beasley Broadcast Group, 5/2/05	page 5 of 5

Selected Balance Sheet Data (Unaudited)

(in thousands)

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$17,149	$14,850
Working capital	25,012	26,580
Total assets	286,337	286,300
Long term debt, less current installments	148,487	153,362
Total stockholders’ equity	82,103	81,075

Selected Statement of Cash Flows Data (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$5,057	$7,649
Net cash provided by (used in) investing activities	216	(1,029)
Net cash used in financing activities	(2,975)	(4,284)
Net increase in cash and cash equivalents	2,298	2,336

Calculation of SOI (Unaudited):
	Three Months Ended March 31,
	2005	2004
Net revenue	$28,636,183	$26,068,618
Station operating expenses	(22,024,320)	(18,962,999)

SOI	$6,611,863	$7,105,619

Reconciliation of SOI to Net Income (Unaudited):
	Three Months Ended March 31,
	2005	2004
SOI	$6,611,863	$7,105,619
Corporate general and administrative	(1,632,218)	(1,562,610)
Depreciation and amortization	(846,588)	(822,826)
Interest expense	(1,758,895)	(1,964,500)
Loss on extinguishment of long-term debt	—	(2,418,781)
Gain on increase in fair value of derivative financial instruments	—	39,113
Interest income	124,654	88,856
Other non-operating income (expense)	200,289	(60,070)
Income tax expense	(1,071,545)	(161,920)

Net income	$1,627,560	$242,881

# # #